Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

October 4, 2013

Quarterly Distribution Report No. 195

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

This Quarterly Distribution Report is for the second quarter of 2013 (the “Q2 Distribution Period”).

The Trust received $163,137 (or $0.5874 per Trust Unit) from EMI Mills Music, Inc., an affiliate of EMI Music Publishing (“EMI”), for the Q2 Distribution Period as compared to $246,669 (or $0.8882 per Trust Unit) for the second quarter of 2012. EMI previously informed the Corporate Trustee that an expense would be charged to the Trust for the Q2 Distribution Period in connection with an audit settlement relating to certain Leroy Anderson copyrights.

The Trustees of the Trust have decided to hold the full amount received by the Trust for the Q2 Distribution Period in reserve to pay administrative Trust expenses in accordance with the Trust’s governing document, the Declaration of Trust, dated December 3, 1964 (the “Declaration of Trust”). As a result, the Trust will not make any distributions to Unit Holders for the Q2 Distribution Period.

In comparison, after administrative expenses, the distribution for the second quarter of 2012 was $211,851 (or $0.7628 per Trust Unit). For the twelve months ended September 30, 2013, the Trust’s distributions amounted to $138,968 (or $0.5004 per Trust Unit) as compared to $710,168 (or $2.5572 per Trust Unit) for the twelve months ended September 30, 2012. Additional computation details are set forth in the attached report.

As reported in Quarterly Distribution Report No. 194, dated June 19, 2013, the Trust received $22,394 from EMI for the first quarter of 2012. This amount was also held in reserve to pay administrative Trust expenses in accordance with the Declaration of Trust.

As of September 10, 2013 the Trust had approximately $256,998 of unpaid administrative expenses for services rendered to the Trust. For further information regarding outstanding obligations and the financial condition of the Trust, see the Trust’s 10-Q filed with the Securities and Exchange Commission for the quarterly period ended June 30, 2013.

The information contained in this Quarterly Distribution Report is disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution by Mills Music Trust (the “Trust”) during the three months and twelve months ended September 30, 2013 and September 30, 2012 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended September 30, 2013			Per Unit*

Gross royalty income collected by “New Mills” for the period	$924,847

Less: Related royalty expense	347,135
Amount deducted by “New Mills” pursuant to the Agreement	300,575
Adjustment for copyright renewals, etc.	114,000

	761,710

Balance as reported by EMI	$163,137

Royalties received by Trust	$163,137			$.5874
Less: Fees and expenses of the Registrar-Transfer Agent and other administration expenses

Reserve for future expenses	163,137	**		.5874

Balance available for distribution	$-0-			$-0-

*Distribution per Unit			$-0-

*	Based on the 277,712 Trust Units outstanding.
**	Will be applied against Trust expenses, which include third party invoices received by the Trust as of September 10, 2013, totalling $256,998.

Three Months Ended September 30, 2012		Per Unit*	Twelve Months Ended September 30, 2013		Per Unit	Twelve Months Ended September 30, 2012		Per Unit*

$1,027,945			$2,491,159			$3,600,639

447,194			1,120,474			1,699,716
334,082			731,310			977,255
—			114,000			—

781,276			1,965,784			2,676,971

$246,669			$525,375			$923,668

$246,669		$.8882	$525,375		$1.8918	$923,668		$3.3260

34,818		.1254	200,886		.7234	213,500		.7688

			185,521		.6680

$211,851		$.7628	$138,968		$.5004	$710,168		$2.5572

	$.7628			$.5000			$2.5572